AMENDMENT NO. 3


      This AMENDMENT NO. 3 (this "Amendment") to the Bank Credit Agreement dated December 11, 1998 (as previously amended by Amendment No. 1 dated February 4, 1999 and Amendment No. 2 dated June 15, 1999, collectively, the "Credit Agreement"), is entered into as of October 28, 1999, by and between Rollins Leasing Corp., a Delaware corporation (the "Rollins"), First Union National Bank, a national banking association ("First Union") and BankBoston, N.A., a national banking association ("BankBoston") (each of First Union and BankBoston being referred to hereinafter as a "Lender" and collectively as the "Lenders").

      WHEREAS, the Lenders have requested that Rollins agree to amend certain of the terms and conditions of the Credit Agreement, and Rollins has agreed to such amendments in consideration of certain other extensions of credit; and

      WHEREAS, capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

      Section 1.           AMENDMENT TO THE CREDIT AGREEMENT.

      Section 1.1 Section 1.1(a) of the Credit Agreement is hereby amended by deleting the section in its entirety and replacing it with the following:

      Committed Loans ("Facility A") in an aggregate outstanding principal amount of up to the lesser of:

      (i)    the Commitment Amount; and

      (ii) the Borrowing Base in effect from time to time (the "Borrowing Base Amount") less the sum of (x) the amount of the Loans outstanding under Facility B, if any, and (y) all other indebtedness of Rollins including but not limited to (a) guaranties by Rollins of Indebtedness of others ("Guaranties"), (b) promissory notes payable by Rollins to Rollins Truck Leasing Corporation (also referred to as "Rollins Notes Securing Collateral Trust Debentures"), (c) the amount of Loans outstanding under Facility A, and (d) the Stated Amount of outstanding letters of credit and other similar instruments issued for the account of Rollins pursuant to which Rollins is obligated to reimburse a bank or other Person in respect of amounts paid or to be paid under the letter of credit or similar instrument ("Letters of Credit") (the net foregoing amount is referred to as the "Net Borrowing Base"). For the purpose of the foregoing calculation of the amount of Indebtedness, contingent obligations of Rollins, including but not limited to Guaranties, will be deemed to be the full amount of the potential liability, and liabilities under Letters of Credit shall be the Stated Amount of the Letters of Credit.

      Advances under Facility A will be divided equally between the Lenders such that each Lender's commitment under Facility A will be equal to half of the lesser of the foregoing subpart (i) and subpart (ii).

      The availability of advances of Facility A shall be limited to the lesser of (i) the Commitment Amount less the Stated Amount of outstanding letters of credit issued by any other Lenders for the account of Rollins less outstanding Loans under Facility A, and (ii) the Net Borrowing Base.

      Section 1.2 Section 4.1 of the Credit Agreement is hereby amended by deleting the first eight lines of the Section and replacing it with the following:

      At any time after the date of this Agreement, any of the Lenders may, by written notice to Rollins, require that all of Rollins' Indebtedness to Lenders, be fully secured by Rollins. Upon delivery of such notice by any Lender to Rollins, the Lenders shall have, and Rollins shall and does hereby (effective upon the delivery of such notice), assign, transfer and grant to the Lenders, jointly, a security interest and first priority lien in and to the following and all proceeds thereof, to secure the payment of all Indebtedness of Rollins to the Lenders, now existing or arising in the future, (i) all Eligible Equipment.

      Section 1.3 The term "Exhibit B" appearing in Section 7.10 of the Credit Agreement is replaced with the term "Exhibit C". A copy of Exhibit C is attached to this Amendment and incorporated in the Credit Agreement by reference.

      Section 1.4 Line 13 of Section 7.10 of the Credit Agreement is replaced in its entirety with the following:

      Previously reported to any Lender; (iv) a schedule describing in reasonable detail all Indebtedness of Rollins; and (v) a calculation of the remaining Facility A availability under Section 1.1 of the Credit Agreement.

      Section 1.5 Section 16.17 of the Credit Agreement is replaced in its entirety with the following:

      16.17 "Indebtedness", as applied to a Person, means (a) all items, except items of capital stock or of surplus, which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such person as at the date as of which Indebtedness is to be determined, excluding all current liabilities of such Person (except current liabilities which represent liabilities for borrowed funds), liabilities or reserves for deferred income tax and reserves for liabilities pursuant to a self-insurance program of such person, (b) to the extent not included into he foregoing, all indebtedness, obligations, and liabilities secured by any mortgage, pledge, lien, conditional sale or other title retention agreement, or other security interest to which any property or asset owned or held by such Person is subject, whether or not the indebtedness, obligations or liabilities secured thereby shall have been, assumed, (c) to the extent not included in the foregoing, all indebtedness, obligations and liabilities of others which such Person has directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), discounted, sold with recourse or for less than face value or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire or in respect of which such Person has agreed to supply or advance funds (whether by way of Loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable, (d) all obligations to reimburse any bank or other Person in respect of amounts paid or to be paid under a letter of credit or similar instrument, and (e) to the extent not included in the foregoing, lease obligations capitalized according to FASB 13.

      Section 1.5 A new Section 16.46 is added to the credit Agreement which provides as follows:

      16.46 Stated Amount of each Letter of Credit shall, at any time mean the maximum amount available to be drawn thereunder, in each case determined without regard to whether the conditions to drawing could then be met, but after giving effect to all previous drawings made thereunder.

      Section 2. CONDITIONS TO EFFECTIVENESS. This Amendment shall become effective upon receipt by each of the Lenders of a duly executed signature page hereto from Rollins and each of the Lenders.

      Section 3. REPRESENTATIONS AND WARRANTIES. Rollins hereby represents and warrants to the Lenders as follows:

      Section 3.1          Representations and Warranties in Credit Agreement.
The representations and warranties of Rollins contained in the Credit Agreement, as amended hereby, are true and correct in all material respects when made and continue to be true and correct in all material respects on the date hereof, except as such representations and warranties are affected by the transactions contemplated or permitted by the Credit Agreement, as amended hereby, or are expressly made as of a prior date.

      Section 3.2 Authority, No Conflicts, etc. The execution, delivery and performance by Rollins of this Amendment and the consummation of the transactions contemplated hereby, (i) are within the corporate powers of Rollins and have been duly authorized by all necessary corporate action on the part of Rollins, (ii) do not require any approval or consent of, or notice to or filing with, any governmental agency or authority, any court or other tribunal, or any other Person which has not been given or obtained,
(iii) do not violate any provisions of any law, rule, or regulation or any provision of any order, judgment, injunction, or decree presently in effect, or any provision of the charter documents or by-laws of Rollins, (iv) do not result in any breach of or constitute a default under any other agreement or instrument to which Rollins is a party or by which it or any of its properties are bound, and (v) do not result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon any of the assets or properties of Rollins.

      Section 4. NO OTHER AMENDMENTS OR WAIVERS. Rollins acknowledges that except as expressly provided in this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect without any defense, counterclaim, or right or claim of setoff. This Amendment does not, and shall not, constitute a waiver of any present or future Default or Event of Default. Nothing in this Amendment shall be construed to imply any willingness on the part of the Lenders to grant any similar or other future amendment of any of the terms and conditions of the Credit Agreement.

      Section 5. EXECUTION COUNTERPARTS. This Amendment may be executed in any number of counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

      Section 6. EFFECTIVE DATE. Subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, this Amendment shall be deemed to be effective as of the date first above written.

      Section 7. GOVERNING LAW. This Amendment shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and shall for all purposes be construed in accordance with and governed by the internal laws of said Commonwealth without reference to principles of conflicts of law.

      IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                               ROLLINS LEASING CORP.

Attest: /s/ P. J. Bagley                       By:  /s/ I. Larry Brown
                                               Title:  President
                                               Name:  I. Larry Brown

                                               FIRST UNION NATIONAL BANK

                                               By: /s/ Jane W. Workman
                                               Title:  Senior Vice President
                                               Name:  Jane W. Workman

                                               BANKBOSTON, N.A.

                                               By:  /s/ Tony Zhang
                                               Title:  Vice President
                                               Name:  Tony Zhang

EXHIBIT C


Consolidated Borrowing Base Certificate
For______ Quarter, _________

                                                                         HEADER                     HEADER              HEADER
                                                                         LEASES IN                  COMMERCIAL          TOTAL
                                                                         GOOD STANDING              RENTAL FLEET
A.  Net Book Value of Motor Vehicles
      Maximum Commercial Rental Fleet permitted (40%
      of  Total of Line A per Section 16.7(c)).  If Net Book
      value of Commercial Rental Fleet exceeds this amount,
      the Net Book Value of Commercial Rental Fleet in
      Line A must be reduced to 2/3 of Net Book Value of
      Eligible Equipment subject to Leases in Good Standing
      in order to comply with Section 16.7(c).

B.  Total Net Book Value of Eligible Equipment other than
      Motor Vehicles (Not to exceed $5 Million)

C.  Net book Value of Eligible Equipment (A+B)

D.  Borrowing Base Amount (90% of C)

Less Total Exclusions:

E.  Facility B Loans

F.  Other Indebtedness of Rollins
      1.  Rollins notes securing RTLC collateral Trust Debentures
      2.  Obligations guaranteed by Rollins
      3.  Outstanding Letters of Credit for the account of Rollins
      4.  Outstanding Facility A Loans from Lenders
      5.  All other Indebtedness of Rollins

G. Total Exclusions

H.  Net Borrowing Base (D-G)

Lesser of:

I.  $50,000,000

      Less:
      1.  Outstanding Facility A Loans
      2.  Outstanding Letters of Credit issued by Lenders

J.  Net Borrowing Base (H)


Remaining Facility A Availability


THE FOREGOING INFORMATION IS CERTIFIED TO BE CORRECT:

ROLLINS LEASING CORP.

BY:_________________________________
NAME:______________________________
TITLE:______________________________
DATED:_____________________________


UNCONDITIONAL GUARANTY

                                                            October 28, 1999

Rollins Truck Leasing Corp.
One Rollins Plaza
Wilmington, Delaware 19803
(Individually and collectively "Borrower")

Rollins Leasing Corp.
One Rollins Plaza
Wilmington, Delaware 19803
(Individually and collectively "Guarantor")

First Union National Bank
301 South Tryon Street
Charlotte, North Carolina 28202
(Hereinafter referred to as "Bank")

To induce Bank to make, extend or renew loans, advances, credit, or other financial accommodations to or for the benefit of Borrower, and in consideration of loans, advances, credit, or other financial accommodations made, extended or renewed to or for the benefit of Borrower, Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Bank and its successors, assigns and affiliates the timely payment and performance of all liabilities and obligations of Borrower to Bank under letters of credit issued by Bank for account of Borrower and associated reimbursement agreements, the Loan Documents as defined herein, and all extensions, modifications and renewals thereof, including without limitation all principal, interest, charges, and costs and expenses incurred thereunder (including attorneys' fees and other costs of collection incurred, regardless of whether suit is commenced) (collectively, the "Guaranteed Obligations").

Guarantor further covenants and agrees:

GUARANTOR'S LIABILITY. This Guaranty is a continuing and unconditional guaranty of payment and performance and not of collection. The parties to this Guaranty are jointly and severally obligated hereunder. This Guaranty does not impose any obligation on Bank to extend or continue to extend credit or otherwise deal with Borrower at any subsequent time. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Guaranteed Obligations is rescinded, avoided or for any other reason must be returned by Bank, and the returned payment shall remain payable as part of the Guaranteed Obligations, all as though such payment had not been made. Except to the extent the provisions of this Guaranty give Bank additional rights, this Guaranty shall not be deemed to supersede or replace any other guaranties given to Bank by Guarantor; and the obligations guaranteed hereby shall be in addition to any other obligations guaranteed by Guarantor pursuant to any other agreement of guaranty given to Bank and other guaranties of the Guaranteed Obligations.

TERMINATION OF GUARANTY. Guarantor may terminate this Guaranty only by written notice, delivered personally to or received by certified or registered United States Mail by an authorized officer of Bank at the address for notices provided herein. Such termination shall be effective with respect to Guaranteed Obligations arising more than 15 days after the date such written notice is received by said Bank officer. Guarantor may not terminate this Guaranty as to Guaranteed Obligations (including any subsequent extensions, modifications or compromises of the Guaranteed Obligations) then existing, or to Guaranteed Obligations arising subsequent to receipt by Bank of said notice if such Guaranteed Obligations are a result of Bank's obligation to make advances pursuant to a commitment entered into prior to expiration of the 15 day notice period, or are a result of advances which are necessary for Bank to protect its collateral or otherwise preserve its interests. Termination of this Guaranty by any single Guarantor will not affect the existing and continuing obligations of any other Guarantor hereunder.

CONSENT TO MODIFICATIONS. Guarantor consents and agrees that Bank may from time to time, in its sole discretion, without affecting, impairing, lessening or releasing the obligations of Guarantor hereunder: (a) extend or modify the time, manner, place or terms of payment or performance and/or otherwise change or modify the credit terms of the Guaranteed Obligations;
(b) increase, renew, or enter into a novation of the Guaranteed Obligations;
(c) waive or consent to the departure from terms of the Guaranteed Obligations; (d) permit any change in the business or other dealings and relations of Borrower or any other guarantor with Bank; (e) proceed against, exchange, release, realize upon, or otherwise deal with in any manner any collateral that is or may be held by Bank in connection with the Guaranteed Obligations or any liabilities or obligations of Guarantor; and (f) proceed against, settle, release, or compromise with Borrower, any insurance carrier, or any other person or entity liable as to any part of the Guaranteed Obligations, and/or subordinate the payment of any part of the Guaranteed Obligations to the payment of any other obligations, which may at any time be due or owing to Bank; all in such manner and upon such terms as Bank may deem appropriate, and without notice to or further consent from Guarantor. No invalidity, irregularity, discharge or unenforceability of, or action or omission by Bank relating to any part of the Guaranteed Obligations or any security therefore shall affect or impair this Guaranty.

WAIVERS AND ACKNOWLEDGMENTS. Guarantor waives and releases the following rights, demands, and defenses Guarantor may have with respect to Bank and collection of the Guaranteed Obligations: (a) promptness and diligence in collection of any of the Guaranteed Obligations from Borrower or any other person liable thereon, and in foreclosure of any security interest and sale of any property serving as collateral for the guaranteed Obligations: (b) any law or statute that requires that Bank make demand upon, assert claims against, or collect from Borrower or other persons or entities, foreclose any security interest, sell collateral, exhaust any remedies, or take any other action against Borrower or other persons or entities prior to making demand upon, collecting from or taking action against Guarantor with respect to the Guaranteed Obligations, including any such rights Guarantor might otherwise have had under Va. Code Sub-Sections 49-25 and 49-26, et seq., N.C.G.S. Sub-Section 26-7, et seq., Tenn. Code Ann. Section 47-12-101, O.C.G.A. Section 10-7-24 and any successor statute and any other applicable law; (c) any law or statute that requires that Borrower or any other person be joined in, notified of or made part of any action against Guarantor; (d) that Bank preserve, insure or perfect any security interest in collateral or sell or dispose of collateral in a particular manner or at a particular time; (e) notice of extensions, modifications, renewals, or novations of the Guaranteed Obligations, or any new transactions or other relationships between Bank, Borrower and/or any guarantor, and of changes in the financial condition of, ownership of, or business structure of Borrower or any other guarantor; (f) presentment, protest, notice of dishonor, notice of default, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale, and all other notices of any kind whatsoever; (g) the right to assert against Bank any defense (legal or equitable), set-off, counterclaim, or claim that Guarantor may have at any time against Borrower or any other party liable to Bank; (h) all defenses relating to invalidity, insufficiency, unenforceability, enforcement, release or impairment of Bank's lien on any collateral, of the Loan Documents, or of any other guaranties held by Bank; (i) any claim or defense that acceleration of maturity of the Guaranteed Obligations is stayed against Guarantor because of the stay of assertion or of acceleration of claims against any other person or entity for any reason including the bankruptcy or insolvency of that person or entity; and (j) the benefit of any exemption claimed by Guarantor. Guarantor acknowledges and represents that Guarantor has relied upon Guarantor's own due diligence in making an independent appraisal of Borrower, Borrower's business affairs and financial condition, and any collateral; Guarantor will continue to be responsible for making an independent appraisal of such matters; and Guarantor has not relied upon and will not hereafter rely upon Bank for information regarding Borrower or any collateral.

FINANCIAL CONDITION. Guarantor warrants, represents and covenants to Bank that on and after the date hereof; (a) the fair saleable value of Guarantor's assets exceeds its liabilities, Guarantor is meeting its current liabilities as they mature, and Guarantor is and shall remain solvent; (b) all financial statements of Guarantor furnished to Bank are correct and accurately reflect the financial condition of Guarantor as of the respective dates thereof; (c) since the date of such financial statements, there has not occurred a material adverse change in the financial condition of Guarantor; (d) there are not now pending any court or administrative proceedings or undischarged judgments against Guarantor, no federal or state tax liens have been filed or threatened against Guarantor, and Guarantor is not in default or claimed default under any agreement; and (e) at such reasonable times as Bank requests, Guarantor will furnish Bank with such other financial information as Bank may reasonably request.

INTEREST AND APPLICATION OF PAYMENTS. Regardless of any other provision of this Guaranty or other Loan Documents, if for any reason the effective interest on any of the Guaranteed Obligations should exceed the maximum lawful interest, the effective interest shall be deemed reduced to and shall be such maximum lawful interest, and any sums of interest which have been collected in excess of such maximum lawful interest shall be applied as a credit against the unpaid principal balance of the Guaranteed Obligations. Monies received from any source by Bank for applications toward payment of the Guaranteed Obligations may be applied to such Guaranteed Obligations in any manner or order deemed appropriate by Bank.

DEFAULT.   If any of the following events occur, a default ("Default") under this Guaranty shall exist: (a) failure of timely payment or performance of the Guaranteed Obligations or a default under any Loan Document; (b) a breach of any agreement or representation contained or referred to in the Guaranty, or any of the Loan Documents, or contained in any other contract or agreement of Guarantor with Bank or its affiliates, whether now existing or hereafter arising; and/or (c) the death of, appointment of a guardian for, dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or the commencement of any insolvency or bankruptcy proceeding by or against Guarantor or any general partner of or the holder(s) of the majority ownership interests of Guarantor.

If a Default occurs, the Guaranteed Obligations shall be due immediately and payable without notice, and, Bank may exercise any rights and remedies as provided in this Guaranty and other Loan Documents, or as provided at law or equity. Guarantor shall pay interest on the Guaranteed Obligations from such Default at the highest rate of interest charged on any of the Guaranteed Obligations.

ATTORNEYS' FEES AND OTHER COSTS OF COLLECTION. Guarantor shall pay all of Bank's reasonable expenses incurred to enforce or collect any of the Guaranteed Obligations, including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any suit, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

SUBORDINATION OF OTHER DEBTS. Guarantor agrees: (a) to subordinate the obligations now or hereafter owed by Borrower to Guarantor ("Subordinated Debt") to any and all obligations of Borrower to Bank now or hereafter existing while this Guaranty is in effect, provided however that Guarantor may receive regularly scheduled principal and interest payments on the Subordinated Debt so long as (i) all sums due and payable by Borrower to Bank have been paid in full on or prior to such date, and (ii) no event or condition which constitutes or which with notice or the lapse of time would constitute an event of default with respect to the Guaranteed Obligations shall be continuing on or as of the payment date; (b) Guarantor will either place a legend indicating such subordination on every note, ledger page or other document evidencing any part of the Subordinated Debt or deliver such documents to Bank; and (c) except as permitted by this paragraph, Guarantor will not request or accept payment of or any security for any part of the Subordinated Debt, and any proceeds of the Subordinated Debt paid to Guarantor, through error or otherwise, shall immediately be forwarded to Bank by Guarantor, properly endorsed to the order of Bank, to apply to the Guaranteed Obligations.

MISCELLANEOUS. Assignment. This Guaranty and other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank's interest in and rights under this Guaranty and other Loan Documents are freely assignable, in whole or in part, by Bank. Any assignment shall not release Guarantor from the Guaranteed Obligations. Applicable Law; Conflict Between Documents. This Guaranty and other Loan Documents shall be governed by and construed under the laws of the state named in Bank's address shown above without regard to that state's conflict of laws principles. If the terms of this Guaranty should conflict with the terms of any commitment letter that survives closing, the terms of this Guaranty shall control.
Guarantor's Accounts.  Except as prohibited by law, Guarantor grants Bank a security interest in all of Guarantor's accounts with Bank and its affiliates. Jurisdiction. Guarantor irrevocably agrees to non-exclusive personal jurisdiction in the state named in Bank's address shown above. Severability. If any provision of this Guaranty or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty or other Loan Documents. Notices.
Any notices to Guarantor shall be sufficiently given if in writing and mailed or delivered to Guarantor's address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Bank's office address shown above or such other address as Bank may specify in writing from time to time. In the event that Guarantor changes Guarantor's address at any time prior to the date the Guaranteed Obligations are paid in full, Guarantor agrees to promptly give written notice of said change of address to Bank by registered or certified mail, return receipt requested, all charges prepaid. Plural; Captions. All references in the Loan Documents to borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term "person" shall mean any individual person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Binding Contract. Guarantor by execution of and Bank by acceptance of this Guaranty agree that each party is bound to all terms and provisions of this Guaranty.
Amendments, Waivers and Remedies.   No waivers, amendments or modifications
of this Guaranty and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or privilege granted pursuant to this Guaranty and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege. All remedies available to Bank with respect to this Guaranty and other Loan Documents and remedies available at law or in equity shall be cumulative and may be pursued concurrently or successively. Partnerships. If Guarantor is a partnership, the obligations, liabilities and agreements on the part of Guarantor shall remain in full force and effect and fully applicable notwithstanding any changes in the individuals comprising the partnership. The term "Guarantor" includes any altered or successive partnerships, and predecessor partnership(s) and the partners shall not be released from any obligations or liabilities hereunder. Loan Documents. The term "Loan Documents" refers to all documents executed in connection with the Guaranteed Obligations and may include, without limitation, commitment letters that survive closing, loan agreements, other guaranty agreements, security agreements, instruments, financing statements, mortgages, deeds of trust, deeds to secure debt, letters of credit and any amendments or supplements (excluding swap agreements as defined in 11 U.S. Code Section
101).

FINANCIAL AND OTHER INFORMATION. Guarantor shall deliver to Bank such information as Bank may reasonably request from time to time, including without limitation, financial statements and information pertaining to Guarantor's financial condition. Such information shall be true, complete, and accurate.

ARBITRATION. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the Loan Documents between parties hereto (a "Dispute") shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements. Special Rules. All arbitration hearings shall be conducted in the city named in the address of Bank first stated above. A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et. Seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein. Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute. Waiver of Exemplary Damages. The parties agree that they shall not have a remedy of punitive or exemplary damages against other parties in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially. Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE.

IN WITNESS WHEREOF, Guarantor, on the day and year first written above, has caused this Unconditional Guaranty to be executed under seal.


                           Rollins Leasing Corp.
                           Taxpayer Identification Number:  23-1736091



CORPORATE                  By: /s/  I. Larry Brown
SEAL                       Name:  I. Larry Brown
                           Title:  President